UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Asset Based Facility

On June 1, 2011, Kindred Healthcare, Inc. (“Kindred”) entered into a new $650 million senior secured asset-based revolving credit facility (the “Asset Based Facility”), guaranteed by Kindred’s domestic 100% owned subsidiaries and certain other subsidiaries (“Subsidiary Guarantors”). The Asset Based Facility has a five year tenor and is secured by a first priority lien on eligible accounts receivable, cash, deposit accounts, and certain other assets and property of Kindred and the Subsidiary Guarantors, and proceeds from the foregoing (the “First Priority Revolver Collateral”). The Asset Based Facility has a second priority lien on substantially all of the combined company assets and properties of Kindred and the Subsidiary Guarantors other than the First Priority Revolver Collateral. As of the closing of the Merger (as defined herein), Kindred had approximately $275 million outstanding under the Asset Based Facility. In addition, approximately $13 million of letters of credit were issued under the Asset Based Facility to backstop outstanding letters of credit previously issued by RehabCare under its terminated credit facility.

Borrowings under the Asset Based Facility bear interest at a rate per annum equal to the applicable margin plus, at Kindred’s option, either (1) the London Interbank Offered Rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs or (2) a base rate determined by reference to the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus one-half of 1.00% and (c) LIBOR as described in subclause (1) plus 1.00%. The initial applicable margin for borrowings under the Asset Based Facility will be 2.75% with respect to LIBOR borrowings and 1.75% with respect to base rate borrowings. Commencing with completion of Kindred’s first fiscal quarter ending after the Merger, the applicable margin is subject to adjustment each fiscal quarter, based upon average historical excess availability during the preceding quarter.

Term Loan Facility

On June 1, 2011, Kindred also entered into a new $700 million senior secured term loan facility (the “Term Loan Facility”), guaranteed by the Subsidiary Guarantors. The Term Loan Facility has a tenor of seven years and is secured by a first priority lien on substantially all of the combined company assets and properties of Kindred and the Subsidiary Guarantors other than the First Priority Revolver Collateral, and a second priority lien on the First Priority Revolver Collateral.

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to an applicable margin plus, at Kindred’s option, either (1) LIBOR determined by reference to the costs of funds for eurodollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs or (2) a base rate determined by reference to the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus one-half of 1.00% and (c) LIBOR described in subclause (1) plus 1.00%. LIBOR is subject to an interest rate floor of 1.50%. The initial applicable margin for borrowings under the Term Loan Facility will be 3.75% with respect to LIBOR borrowings and 2.75% with respect to base rate borrowings. Kindred expects to enter into one or more interest rate swap agreements to fix the interest rates on a portion of the borrowings under the Term Loan Facility.

The Asset Based Facility and the Term Loan Facility have incremental facility capacity in an aggregate amount between the two facilities of $200 million, subject to certain conditions, including a specified senior secured leverage ratio. The agreements governing the Asset Based Facility and the Term Loan Facility include a number of restrictive covenants that, among other things and subject to certain exceptions and baskets, impose operating and financial restrictions on Kindred and its restricted subsidiaries. In addition, Kindred is required to comply with a minimum fixed charge coverage ratio and a maximum total leverage ratio.

The Asset Based Facility and the Term Loan Facility impose restrictions on Kindred’s ability to pay dividends. In general, Kindred may pay dividends pursuant to specified exceptions or, if it is not in default and if it is able to meet its fixed charge coverage ratio and leverage ratio tests on a pro forma basis, it may pay dividends in an amount not to exceed 50% of its cumulative consolidated net income (as defined) plus 100% of the cash proceeds from the issuance of capital stock and from dispositions of certain investments. The making of certain other restricted payments or investments by Kindred or its restricted subsidiaries would reduce the amount available for the payment of dividends pursuant to the foregoing exception.

These financing agreements also contain customary affirmative covenants and events of default.

Indenture and 8.25% Senior Notes due 2019

In connection with the Merger, Kindred completed a private placement of $550 million aggregate principal amount of 8.25% senior notes due 2019 (the “Notes”) through its 100% owned subsidiary Kindred Escrow Corp. (“Escrow Issuer”). The Notes were issued pursuant to the Indenture, dated as of June 1, 2011 (the “Indenture”), between Escrow Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Immediately following the closing for the sale of the Notes and the consummation of the Merger, pursuant to a supplemental indenture, dated as of June 1, 2011 (the “Supplemental Indenture”), among Kindred, the subsidiary guarantors named therein and the Trustee, Kindred assumed all of Escrow Issuer’s obligations under the Notes and the Indenture and the subsidiary guarantors became parties to the Indenture. Escrow Issuer was concurrently merged with and into Kindred.

The Notes bear interest at an annual rate equal to 8.25% and are senior unsecured obligations of Kindred and of the subsidiary guarantors, ranking pari passu with all of their respective existing and future senior unsubordinated indebtedness. The Indenture contains certain restrictive covenants that will, among other things, limit Kindred’s and its restricted subsidiaries’ ability to incur, assume or guarantee additional indebtedness; pay dividends, make distributions or redeem or repurchase capital stock; restrict dividends, loans or asset transfers from its subsidiaries; sell or otherwise dispose of assets; and enter into transactions with affiliates. These covenants are subject to a number of limitations and exceptions. The Indenture also contains customary events of default.

Under the terms of the Notes, Kindred may pay dividends pursuant to specified exceptions or, if its consolidated fixed charge coverage ratio (as defined) is at least 2.0 to 1.0, it may pay dividends in an amount equal to 50% of its consolidated net income (as defined) and 100% of the cash proceeds from the issuance of capital stock. The making of certain other restricted payments or investments by Kindred or its restricted subsidiaries would reduce the amount available for the payment of dividends pursuant to the foregoing exception.

Registration Rights Agreement

On June 1, 2011, Escrow Issuer entered into a registration rights agreement (the “Registration Rights Agreement”) with J.P. Morgan Securities LLC, on behalf of the initial purchasers of the Notes. Immediately following the consummation of the Merger and the sale of the Notes, Kindred and the subsidiary guarantors entered into a joinder agreement and became parties to the Registration Rights Agreement (the “Registration Rights Joinder Agreement”).

Pursuant to the Registration Rights Agreement, Kindred and the subsidiary guarantors will (among other obligations) use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) a registration statement relating to an offer to exchange the Notes for registered notes with substantially identical terms and consummate such offer within 365 days after the issuance of the Notes. A “Registration Default” will occur if, among other things, Kindred and the subsidiary guarantors fail to comply with this requirement. If a Registration Default occurs, the annual interest rate borne by the Notes will be increased by 0.25% per annum and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum.

Certain Relationships

The joint lead arrangers and joint book runners, the syndication agent, the co-documentation agents and the administrative agent, certain lenders under the Asset Based Facility and Term Loan Facility and the initial purchasers of the Notes and their respective affiliates are full service financial institutions and have in the past engaged, and may in the future engage, in transactions with and perform services, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities, for Kindred and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders acted as lenders and/or agents under, and as consideration therefore received customary fees and expenses in connection with, the Asset Based Facility and Term Loan Facility. Affiliates of certain of the initial purchasers of the Notes were lenders and/or agents under Kindred’s existing credit facilities and participated in other financing aspects relating to the Asset Based Facility and Term Loan Facility.

This description of the Asset Based Facility, the Term Loan Facility, the Indenture, the Supplemental Indenture, the Registration Rights Agreement and the Registration Rights Joinder Agreement does not purport to be complete and is qualified in its entirety by references to the Asset Based Facility, the Term Loan Facility, the Indenture, the Supplemental Indenture, the Registration Rights Agreement and the Registration Rights Joinder Agreement, which are attached to this report as Exhibits 10.1, 10.2, 4.1, 4.2, 4.3 and 4.4, respectively, and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

As of June 1, 2011, Kindred repaid and terminated all commitments under the Second Amended and Restated Credit Agreement dated as of July 18, 2007, as amended, among Kindred, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. In connection with such termination, Kindred repaid all outstanding loans and interest accrued under the credit agreement through the date of termination, and all liens on assets of Kindred and its subsidiaries guaranteeing such facility, together with such subsidiary guarantees, were released and terminated.

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 1, 2011, Kindred Healthcare Development, Inc., a Delaware corporation (“Merger Sub”), a 100% owned subsidiary of Kindred, merged (the “Merger”) with and into RehabCare Group, Inc., a Delaware corporation (“RehabCare”), with RehabCare continuing as the surviving corporation. As a result of the Merger, RehabCare became a 100% owned subsidiary of Kindred.

As of the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $0.01, of RehabCare, other than any shares owned by Kindred or RehabCare, was converted into the right to receive $26.00 in cash and 0.471 of common stock, par value $0.25, of Kindred. Immediately after the Effective Time, RehabCare stockholders will own approximately 23% of Kindred’s outstanding common stock.

This description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of February 7, 2011, as amended on May 12, 2011, among Kindred, Merger Sub, and RehabCare (the “Merger Agreement”), which are attached to this report as Exhibits 2.1 and 2.2, respectively, and incorporated herein by reference. A copy of the press release announcing the completion of the Merger is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above regarding the Asset Based Facility, the Term Loan Facility and the Indenture is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders

The information set forth under Item 1.01 above regarding working capital restrictions and other limitations upon the payment of dividends under the Asset Based Facility, the Term Loan Facility and the Indenture is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of New Directors

On June 1, 2011, immediately prior to the Effective Time and pursuant to the Merger Agreement, Dr. John Short and Mr. Christopher Hjelm, each of whom previously served as a director of RehabCare, were elected to the Kindred Board of Directors.

It is anticipated that each of Dr. Short and Mr. Hjelm will participate in Kindred’s 2001 Equity Plan for Non-Employee Directors (Amended and Restated) (the “2001 Plan”). A copy of the 2001 Plan is filed as Exhibit 10.69 to Kindred’s Form 10-K for the year ended December 31, 2008.

Kindred will also enter into an indemnification agreement with each of Dr. Short and Mr. Hjelm, effective June 1, 2011. A copy of the Form of Indemnification Agreement is filed as Exhibit 10.21 to Kindred’s Form 10-K for the year ended December 31, 2001.

Item 7.01. Regulation FD Disclosure

Incorporated by reference is a press release issued by Kindred on June 1, 2011, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section.

Item 8.01. Other Events

Immediately following the closing for the sale of the Notes, Escrow Issuer was merged with and into Kindred. Attached hereto as Exhibit 3.1 and incorporated herein by reference is the Certificate of Ownership and Merger merging Escrow Issuer into Kindred.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

All required financial statements with respect to RehabCare will be filed by amendment to this Current Report on Form 8-K pursuant to Item 9.01(a)(4) within 71 calendar days from which this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information

All required pro forma information with respect to RehabCare was filed as Exhibit 99.1 to Kindred’s Current Report on Form 8-K filed on May 24, 2011 and is incorporated herein by reference.

(d) Exhibits

Pursuant to the rules and regulations of the SEC, Kindred has filed certain agreements as exhibits to this Current Report on Form 8-K. These agreements may contain representations and warranties by the parties. These representations and warranties have been made solely for the benefit of the other party or parties to such agreements and (i) may have been qualified by disclosure made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in such company’s public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe Kindred’s actual state of affairs at the date hereof and should not be relied upon.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of February 7, 2011, among Kindred Healthcare, Inc., Kindred Healthcare Development, Inc. and RehabCare Group, Inc. is hereby incorporated by reference to Exhibit 2.1 to Kindred’s Current Report on Form 8-K dated February 7, 2011.

2.2	Amendment to Agreement and Plan of Merger, dated May 12, 2011, among Kindred Healthcare, Inc., Kindred Healthcare Development, Inc. and RehabCare Group, Inc. is hereby incorporated by reference to Exhibit 2.1 to Kindred’s Current Report on Form 8-K dated May 12, 2011.

*3.1	Certificate of Ownership and Merger merging Kindred Escrow Corp. into Kindred Healthcare, Inc.

*4.1	Indenture (including form of Note), dated as of June 1, 2011, between Kindred Escrow Corp. and Wells Fargo Bank, National Association, as trustee.

*4.2	Supplemental Indenture, dated as of June 1, 2011, among Kindred Escrow Corp., Kindred Healthcare, Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

*4.3	Registration Rights Agreement, dated as of June 1, 2011, between Kindred Escrow Corp. and J.P. Morgan Securities LLC.

*4.4	Joinder Agreement to Registration Rights Agreement, dated as of June 1, 2011, among Kindred Healthcare, Inc. and the Subsidiary Guarantors party thereto.

*10.1	ABL Credit Agreement, dated as of June 1, 2011, among Kindred Healthcare, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent and the arrangers and agents party thereto.

*10.2	Term Loan Credit Agreement, dated as of June 1, 2011, among Kindred Healthcare, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent and the arrangers and other agents party thereto.

*99.1	Press Release, dated June 1, 2011, jointly issued by Kindred Healthcare, Inc. and RehabCare Group, Inc.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kindred Healthcare, Inc.

June 3, 2011	By:	/s/ Joseph L. Landenwich
		Name:	Joseph L. Landenwich
		Title:	Senior Vice President, Corporate Legal Affairs and Corporate Secretary